Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Desktop Metal, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	444,793	$1.78	$789,507.58	0.00011020	$87.00
	Total Offering Amounts					$789,507.58
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fee Due					$87.00

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act, and based upon the average of the high and low prices of the Class A common shares as reported on the New York Stock Exchange on May 5, 2023.